                                 EXHIBIT 10.28


                             EMPLOYMENT AGREEMENT



     This Agreement, dated as of December 12, 1996, is between Andrew and Williamson Sales, Co., a California corporation ("A&W"), and Fred L. Williamson ("Employee").

RECITALS

A.A&W desires to obtain the services of Employee and Employee desires to secure employment from A&W upon the following terms and conditions.

B.A&W considers the services of Employee to be provided under this Agreement to be unique, extraordinary, and of intellectual character.

C.A&W is a subsidiary of Epitope, Inc. ("Epitope"), an Oregon corporation. Epitope, its direct and indirect subsidiaries (whether majority or wholly owned by Epitope), any other entity controlling, controlled by, or under common control with Epitope, and any joint venture in which any of the foregoing has an interest are referred to collectively herein as the "the Company."

D.The Company has spent significant time, effort, and money to develop Proprietary Information (as defined below), which the Company considers vital to its business and goodwill. Certain Proprietary Information will necessarily be communicated to or acquired by Employee in the course of his employment with A&W, and A&W desires to obtain the services of Employee, only if, in doing so, it can protect the Proprietary Information and goodwill.

AGREEMENT

The parties therefore agree as follows:

1.Period of Employment. A&W employs Employee to render services to A&W as President, with the duties and responsibilities described in Section 2, for the period (the "Period of Employment") commencing on the date of this Agreement and ending upon the earlier of (i) December 12, 1999 (the "Termination Date") or (ii) the date upon which the Period of Employment is terminated in accordance with Section 4.


2.Position and Responsibilities.

(a)Position. Employee accepts employment with A&W as President and shall perform all services appropriate to that position, as well as such other services as may be assigned by the Board of Directors of A&W. Employee shall devote his best efforts and full-time attention to the performance of his duties. Employee shall be subject to the direction of the Board of Directors of A&W, who shall retain full control of the means and methods by which he performs the above services and of the place(s) at which all services are rendered. Employee shall report to the Board of Directors of A&W. Employee shall be expected to travel if necessary or advisable in order to meet the obligations of his position.

(b)Other Activity. Except with the prior written consent of A&W, Employee shall not during the Period of Employment (i) accept any other employment; or
(ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with the business of the Company, that might create a conflict of interest with the Company, or that otherwise might interfere with the business of the Company.


3.Compensation and Benefits.

(a)Compensation. In consideration of the services to be rendered under this Agreement, A&W shall pay Employee no less than one hundred eighty thousand dollars ($180,000) per year, payable monthly during the Period of Employment in accordance with A&W's usual payroll procedures. A&W shall review Employee's compensation annually in accordance with A&W's usual procedure for adjusting salaries for similarly situated employees. All amounts to be paid to Employee under this Agreement shall be less withholdings required by law and other customary payroll deductions.

(b)Benefits. During the Period of Employment, Employee shall be entitled to receive substantially the same benefits that Employee received from A&W immediately prior to the date of this Agreement; provided, however, that A&W will not after the date of this Agreement make any further payments in connection with the Key Man Life Insurance Policy issued in the name of Employee. Employee may elect to pay his own premiums to continue the policy. Upon any distribution of benefits under the policy, A&W shall be paid either directly from the insurance company or from Employee the cash surrender value of the policy as reflected on A&W's balance sheet as of September 30, 1996. Employee shall have the right to participate in and to receive benefits from all present and future benefit plans specified in A&W's policies and generally made available to similarly situated employees of A&W. The amount and extent of benefits to which Employee is entitled shall be governed by the specific benefit plan. No statement concerning benefits or compensation to which Employee is entitled shall alter in any way the term of this Agreement, any renewal thereof, or its termination.

(c)Expenses. A&W shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in performing his duties, in accordance with A&W's standard policies.


4.Termination of Employment.

(a)By Death. The Period of Employment shall terminate automatically upon the death of Employee. A&W shall pay to Employee's beneficiaries or estate, as appropriate, any compensation then due and owing. Thereafter, all obligations of A&W under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Employee's heirs to the benefits of any life insurance plan or other applicable benefits.

(b)By Disability. If, by reason of any physical or mental incapacity, Employee has been or will be prevented from properly performing his duties under the Agreement for more than ninety (90) consecutive days, then, to the extent permitted by law, A&W may terminate the Period of Employment upon two
(2) weeks' advance written notice. A&W shall pay Employee all compensation to which he is entitled through the last business day of the notice period; thereafter, all obligations of A&W under this Agreement shall cease. Nothing in this Section shall affect Employee's rights under any applicable A&W disability plan.

(c)By Employer For Cause. At any time, A&W may terminate Employee for Cause (as defined below) on immediate notice. A&W shall pay Employee all compensation then due and owing; thereafter, all A&W's obligations under this Agreement shall cease. Termination shall be for "Cause" if Employee:
(i) acts in bad faith and to the detriment of A&W; (ii) refuses or fails to act in accordance with any specific direction or order of A&W; (iii) exhibits in regard to his employment unfitness or unavailability for service, unsatisfactory performance, misconduct, dishonesty, habitual neglect, or incompetence; (iv) is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; (v) is selected for layoff pursuant to a bona fide reduction-in-force; or (vi) breaches any material term of this Agreement. If termination is due to Employee's disability, subsection 4(b) above shall control, and not this subsection on termination for cause.

(d)By Employee for Good Reason. Employee may terminate, without liability, the Period of Employment for Good Reason (as defined below), provided Employee gives A&W thirty (30) days' advance written notice of the reason for termination and his intent to terminate the Agreement. During this period, A&W shall have an opportunity to correct the condition constituting Good Reason. If the condition is remedied within this period, Employee's notice to terminate shall be rescinded automatically; if not remedied, termination shall become effective upon expiration of the above notice period. In this event, A&W shall pay Employee all compensation due and owing through the last day actually worked; thereafter all A&W's obligations under this Agreement shall cease. A&W shall also have the option, in its complete discretion, to make Employee's termination effective at any time prior to the end of the notice period, provided that A&W pays Employee all compensation due and owing through the balance of the notice period (not to exceed thirty (30) days). Employee shall be entitled to exercise his right to terminate the Agreement for Good Reason only if he gives the required notice not more than forty-five (45) days after the occurrence of the event that is the basis for the Good Reason.

(e)"Good Reason" Defined.  Termination shall be for "Good Reason" if:
(i) there is a material and adverse change in Employee's position, duties, responsibilities, or status with A&W; (ii) there is a reduction in Employee's salary then in effect, other than a reduction comparable to reductions generally applicable to similarly situated employees of A&W; (iii) there is a material reduction in Employee's benefits, other than a reduction comparable to reductions generally applicable to similarly situated employees of A&W; or
(iv) A&W materially breaches this Agreement. Employee shall not be entitled to terminate this Agreement for Good Reason if an event occurs that would otherwise constitute Good Reason, but results from a change in A&W's status as defined in the next subsection.

(f)Change in Employer Status. To the extent permitted by law, A&W, in its sole discretion, may terminate the Period of Employment (in which case all A&W's obligations under this Agreement shall cease after payment of all compensation due and owing) upon any formal action of A&W's management to terminate A&W's existence or otherwise wind up its affairs, to sell all or substantially all of its assets, or to merge with or into another entity.

(g)Termination Obligations.

     (i)Employee acknowledges and agrees that all personal property, including, without limitation, all tangible Proprietary Information (as defined below), books, manuals, records, reports, notes, contracts, lists, documents, computer disks (or other computer-generated files, data, or information), materials, or copies thereof, created on any medium and furnished to, obtained by, or prepared by Employee in the course of or incident to his employment, and all equipment and property furnished to Employee in the course of his employment, belong to A&W and shall be returned promptly to A&W upon termination of the Period of Employment.

    (ii)All benefits to which Employee is otherwise entitled shall cease upon Employee's termination, unless explicitly continued either under this Agreement, under any specific written policy or benefit plan of A&W, or as otherwise required by law.

   (iii)Upon termination of the Period of Employment, Employee shall be deemed to have resigned from all offices and directorships then held with A&W or any other member of the Company.

    (iv)Employee's obligations under this subsection on Termination Obligations, Section 5 on Proprietary Information, and Section 6 on Inventions shall survive the termination of the Period of Employment and the expiration of this Agreement.

(v)Following any termination of the Period of Employment, Employee shall fully cooperate with A&W in all matters relating to the winding up of pending work on behalf of A&W and the orderly transfer of work to other employees of A&W.


5.Proprietary Information.

(a)Defined. Proprietary Information is all information in any form, tangible or intangible, pertaining in any manner to the business of the Company or the employees, clients, consultants, or business associates of the Company, which was produced by any employee of the Company in the course of his or her employment or otherwise produced or acquired by or on behalf of the Company, which derives independent economic value, actual or potential, from not being generally known to the public who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. All Proprietary Information not generally known outside of the Company, and all Proprietary Information so known only through improper means, is "Confidential Information." Employee must consult and follow any A&W procedures instituted to identify and protect certain types of Confidential Information, which are considered by A&W to be safeguards in addition to the protection provided by this Agreement. Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other.

(b)General Restrictions on Use. During the Period of Employment, Employee shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of A&W and as is necessary to carry out his responsibilities under this Agreement. Following termination, Employee shall neither, directly or indirectly, use any Proprietary Information nor disclose any Confidential Information, except as expressly and specifically authorized in writing by A&W. The publication of any Proprietary Information through literature or speeches must be approved in advance in writing by A&W.

(c)Third Party Information. Employee acknowledges that the Company may receive from third parties their confidential information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that he owes the Company and such third parties, during the Period of Employment and thereafter, a duty to hold all such confidential information in the strictest confidence and not to disclose or use it except as necessary to perform his obligations hereunder and as is consistent with any confidentiality agreement with such third parties.

6.Inventions.

(a)Defined. The term "Inventions" includes any and all ideas, processes, inventions, technology, computer hardware or software, formulas, discoveries, patents, products, trademarks, service marks, original works of authorship, designs, copyrights, and all improvements, know-how, rights, and claims related to the foregoing. Any Inventions that are conceived, developed, or reduced to practice by Employee, alone or with others, after the date of this Agreement shall be deemed "Work-Related Inventions," except to the extent that California Labor Code Section 2870 lawfully prohibits the assignment of rights in such Inventions.

(b)Statutory Notice. Employee acknowledges that the definition of Work-Related Inventions includes only those Inventions that may be lawfully assigned pursuant to California Labor Code Section 2870, which provides:

"(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

"(1)Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

"(2)Result from any work performed by the employee for the employer.

"(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

Nothing in this Agreement is intended to expand the scope of protection provided Employee by Sections 2870 through 2872 of the California Labor Code.

(c)Disclosure. Employee agrees to maintain adequate and current written records on the development of all Inventions and to disclose promptly to A&W all Work-Related Inventions and relevant records, which records will remain the sole property of A&W. Employee further agrees that all information and records pertaining to any Invention that Employee does not believe to be a Work-Related Invention, but that is conceived, developed, or reduced to practice by Employee (alone or with others) during the Period of Employment (or during the post-employment period set forth in Section 6(f) below), shall be disclosed promptly to A&W (such disclosure to be received in confidence). A&W shall examine the information disclosed to determine if in fact the Invention is a Work-Related Invention subject to this Agreement.

(d)Assignment. Employee agrees to assign to A&W, and hereby does assign to A&W, his entire right, title, and interest throughout the United States and in all foreign countries, free and clear of all liens and encumbrances, in and to each Work-Related Invention, which shall be the sole property of A&W, whether or not patentable. In the event any Work-Related Invention shall be deemed by A&W to be patentable or otherwise registerable, Employee shall assist A&W (at its expense) in obtaining letters patent or other applicable registrations thereon and shall execute all documents and do all other things necessary or proper (including testifying at A&W's expense) to vest in A&W, or any entity or person specified by A&W, full title or interest therein. Employee shall also take any action necessary or advisable in connection with any continuations, renewals, or reissues thereof or in connection with any related proceedings or litigation. Should A&W be unable to secure Employee's signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Work-Related Invention, whether due to Employee's mental or physical incapacity or any other cause, Employee irrevocably designates and appoints A&W and each of its duly authorized officers and agents as Employee's agent and attorney in fact, to act for and in Employee's behalf and stead and to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed, delivered, and done by Employee.

(e)Exclusions. Employee represents that there are no Inventions that he desires to exclude from the operation of this Agreement. Employee is not a party to any existing contract in conflict with this Agreement or contract to assign Inventions to any other party.

(f)Post-Termination Period. Because of the difficulty of establishing when any Invention is first conceived or developed by Employee, or whether it results from access to Confidential Information or the Company's equipment, supplies, facilities, or data, Employee agrees that any Invention shall be presumed to be a Work-Related Invention, if reduced to practice by Employee or with the aid of Employee within one (1) year after termination of the Period of Employment. Employee can rebut the above presumption if he proves that the Invention (i) was developed entirely on Employee's own time without using the Company's equipment, supplies, facilities, or trade secret information;
(ii) was not conceived or reduced to practice during the Period of Employment, or, if conceived or reduced to practice during the Period of Employment, did not, at the time of conception or reduction to practice, relate to the Company's business or actual or demonstrably anticipated research or development; and (iii) did not result from any work performed by Employee for the Company.


7.Arbitration.

(a)Arbitrable Claims. All disputes between Employee (and his successors and permitted assigns) and A&W (and the Company and the shareholders, directors, officers, employees, agents, successors, attorneys, and assigns of each) relating in any manner whatsoever to the employment or termination of Employee, including without limitation, all disputes arising under this Agreement ("Arbitrable Claims") shall be resolved by arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, regulation, or ordinance, excepting only claims under applicable workers' compensation law. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims, except that A&W may, at its option, seek injunctive relief and damages in court for any breach of Section 5 or 6 of this Agreement.

(b)Procedure. Arbitration of Arbitrable Claims shall be in accordance with the Rules and Procedures for Mediation/Arbitration of Employment Disputes of JAMS/Endispute ("JAMS Rules"), except as provided otherwise in this Agreement. Arbitration shall be initiated by providing written notice to the other party with a statement of the claim(s) asserted and the facts upon which the claim(s) are based. In any arbitration, the burden of proof shall be allocated as provided by applicable law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award.

(c)Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected in accordance with the JAMS Rules. The arbitrator shall have the authority to award equitable relief, damages, costs, and fees as provided by law for the particular claim(s) asserted, except that the arbitrator shall have no authority to award punitive damages. The fees of the arbitrator shall be paid by the losing party, as identified by the arbitrator. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, any claim that all or any part of this Agreement is void or unenforceable.

(d)Confidentiality. All proceedings in connection with any Arbitrable Claim shall be confidential and shall not be disclosed to any person other than the parties to the proceeding, their counsel and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

(e)Continuing Obligations. The rights and obligations of Employee and A&W set forth in this Section 7 shall survive the termination of Employee's employment and the expiration of this Agreement.


8.Notices. All notices under this agreement shall be in writing and shall be deemed given when delivered personally, when sent by fax (with prompt confirmation by mail), four business days after mailed by certified mail (return receipt requested), or one business day after being sent by a recognized overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to A&W, to:

Andrew and Williamson Sales, Co.
c/o Epitope, Inc.
8505 S.W. Creekside Place
Beaverton, Oregon  97005
Attention:  Adolph J. Ferro, Ph.D.


If to Employee, to:

Fred L. Williamson
Andrew and Williamson Sales, Co.
9940 Marconi Drive
San Diego, California  92173


9.Action by A&W. All actions required or permitted to be taken under this Agreement by A&W, including without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by the Chairman of the Board of Directors or by his or her representative specifically authorized to act under this Agreement, unless Employee holds that position, in which case an officer designated by the Board of Directors shall have such authority.


10.Entire Agreement. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee's employment by A&W. This Agreement may not be contradicted by evidence of any prior or contemporaneous agreement. To the extent that policies and procedures of A&W apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.


11.Amendments; Waivers. This Agreement may not be modified or amended except by an instrument in writing, signed by Employee and by A&W. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.


12.Assignment; Successors and Assigns. Employee may not assign any rights or delegate any obligations under this Agreement. Any purported assignment or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of A&W with, or its merger into, any other entity, or the sale by A&W of all or substantially all of its assets, or the otherwise lawful assignment by A&W of any rights or obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.


13.Severability; Enforcement. It is the intention of the parties that the covenants contained in Section 5 on Proprietary Information and Section 6 on Inventions shall be enforced to the greatest extent in time, area, and degree of participation that is permitted by the law of the jurisdiction whose law is found to be applicable to any acts allegedly in breach of these covenants. Notwithstanding any governing law provision in this Agreement, the parties intend that the foregoing covenants shall be governed by and construed according to the law of the jurisdiction (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.


14.Attorneys' Fees and Costs. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees and costs.


15.Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California.


16.Employee Acknowledgment. Employee acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands the Agreement, that he is fully aware of its legal effect (including notice of his statutory rights under Section 2870 of the California Labor Code, as set forth in Section 6 on Inventions), and that he has entered into it freely and voluntarily and based on his own judgment and not based on any representations or promises other than those contained in this Agreement.


The parties have duly executed this Agreement as of the date first written above.



Andrew and Williamson Sales, Co.



                         By:
Fred L. Williamson        Gilbert N. Miller
                          Executive Vice President